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                                                                    Exhibit 99.1

ITS (LOGO)                                                CONTACT:
   WORLDWIDE STAFFING
   SERVICES                                                    Mark Thompson
                                                               (216) 642-4522
P.O. BOX 318029
CLEVELAND, OHIO 44131-8029
(216) 642-4522


            ITS CREDITORS OVERWHELMINGLY APPROVE PLAN OF LIQUIDATION

CLEVELAND, JANUARY 24, 2003 - International Total Services, Inc. today said its independent voting agent, Poorman-Douglas Corporation, has announced the results of the creditor vote on the company's plan of liquidation. The final tabulation showed that the ITS plan was approved by 98.35% of the unsecured creditors voting, representing 99.74% of the dollar value of the claims voted. A court hearing to confirm the plan of liquidation is scheduled for February 13, 2003 in the United States Bankruptcy Court for the Eastern District of New York.

"The creditors have spoken, and we are gratified that our plan has received overwhelming support," said Mark Thompson, chief executive officer of ITS. "The amounts that unsecured creditors will recover under the plan are far greater than anyone could have rationally expected when the company filed for bankruptcy protection in September 2001. The patience and cooperative approach of our creditors, both secured and unsecured, are being duly rewarded with an outstanding recovery."

Under the liquidation plan, the company projects approximately $10.6 million will be available for distribution to creditors. The company projects that approximately $2.75 million will be used to pay administrative expenses, priority debts and taxes. The remaining funds will be used to pay general unsecured creditors, who the company projects will receive, approximately 60.4 cents on the dollar.

ITS was a leading provider of airport service personnel and staffing and training services and commercial security services for a wide variety of industries. During the first half of 2002, the company sold all of its operating assets that were not needed to fulfill its contract with the Transportation Security Administration for preboard screening. The company ceased all remaining operations on December 23, 2002, when its contract with TSA terminated, and has since disposed of virtually all remaining assets, mostly office equipment and furniture. Pending confirmation, the company intends to wind up its affairs and make distributions to creditors as expeditiously as practicable.

Forward-looking statements in this release including, without limitation, statements relating to the company's plans, strategies, objectives, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, court approval of the company's motions and other


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court-related factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

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